UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                              Polaroid Corporation

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    731095105

                                 (CUSIP Number)
                                    10/31/00

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

  CUSIP No. 731095105

--------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                13-2527171
--------------------------------------------------------------------------------

       2.       Check  the Appropriate Box  if  a  Member  of  a  Group  (See
                Instructions):
                Joint filing
                (a)

                (b)

--------------------------------------------------------------------------------

       3.       SEC Use Only
--------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Colorado
--------------------------------------------------------------------------------
   Number of
     Shares     5.    Sole Voting Power:
  Beneficially        0
    Owned by
      Each
   Reporting
  Person With
--------------------------------------------------------------------------------

                6.    Shared Voting Power:
                      0
 -------------------------------------------------------------------------------

                7.    Sole Dispositive Power:
                      0
--------------------------------------------------------------------------------

                8.    Shared Dispositive Power:
                      5,541,300
--------------------------------------------------------------------------------

                9.    Aggregate  Amount  Beneficially  Owned by Each Reporting
                      Person: 5,541,300 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
--------------------------------------------------------------------------------

               10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                      [  ]
--------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                12.31%
--------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  CUSIP No. 731095105

-------------------------------------------------------------------------------

       1.       Names of Reporting Persons:
                IRS Identification No:  93-1036175

                Oppenheimer Global Growth & Income Fund

-------------------------------------------------------------------------------

       2.       Check the  Appropriate  Box if a Member of a Group  (See
                Instructions):
                Joint filing
                (a)

                (b)
--------------------------------------------------------------------------------

       3.       SEC Use Only
--------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
--------------------------------------------------------------------------------
   Number of
     Shares     9.    Sole Voting Power:
  Beneficially        5,500,000
    Owned by
      Each
   Reporting
  Person With
--------------------------------------------------------------------------------

                10.   Shared Voting Power:
                      0
--------------------------------------------------------------------------------

                11.   Sole Dispositive Power:
                      0
--------------------------------------------------------------------------------

                12.   Shared Dispositive Power:
                      5,500,000
--------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                5,500,000
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                [  ]
--------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                12.22%
--------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IV
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Item:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      1(a)      Name of Issuer:
                Polaroid Corporation
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      1(b)      Address of Issuer's Principal Executive Offices:
                549 Technology Square
                Cambridge, MA  02139
--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      2(a)      Name of Person Filing:
                (i)   OppenheimerFunds, Inc.
                (ii)  Oppenheimer Global Growth & Income Fund
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2(b)      Address of Principal Business Office or, if none, Residence:
                (i)  Two World Trade Center, 34th Floor
                     New York, NY 10048-0203
                (ii) Two World Trade Center, 34th Floor
                     New York, NY 10048-0203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2(c)      Citizenship:
                (i)   Colorado
                (ii)  Massachusetts
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2(d)      Title of Class of Securities:
                Common Stock
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2(e)      CUSIP Number:
                731095105
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      3 If this statement is filed pursuant toss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                (e)  X    An investment adviser in accordance with
                     ss.240.13d-1(b)(1)(ii)(E)
                (d)  X   Investment company registered under section 8 of the
                     Investment Company Act of     1940 (15 U.S. C. 80a-8).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(a)      Amount beneficially owned:
                (i) 5,541,300 (beneficial ownership disclaimed pursuant to Rule
                    13d-4 of the Exchange Act of 1934)
                (ii)5,500,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(b)      Percent of class:
                (i)   12.31%
                (ii)  12.22%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(c)      Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                (a)   0
                (b)   5,500,000
          (ii)  Shared power to vote or to direct the vote:
                (a)   0
                (b)   0
          (iii) Sole power to dispose or to direct the disposition of:
                (a)   0
                (b)   0
          (iv)  Shared power to dispose or to direct the disposition of:
                (a)   5,541,300
                (b)   5,500,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       5.       Ownership of Five Percent or Less of a Class: [   ]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

       6.       Ownership  of More than  Five  Percent  on Behalf of  Another
                Person.: See Exhibit A hereto.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:
                [N/A]

--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

       8.       Identification and Classification of Members of the Group:
                [N/A]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       9.       Notice of Dissolution of Group:
                [N/A]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      10.       Certification:
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
--------------------------------------------------------------------------------

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            11/24/00
                                                            Date

                                                      /s/ Philip T. Masterson
                                                            Signature
                                            Philip T. Masterson, Vice President
                                                            Name/Title

                                    EXHIBIT A

      The respective Boards of Directors or Trustees of the registered investment companies managed by OppenheimerFunds, Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Boards of Directors or Trustees of such funds have delegated this responsibility to OFI as the Funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Global Growth and Income Fund, as disclosed on pages 3 and 4 hereof. OFI disclaims ownership of such securities, except as expressly stated herein.

                                    EXHIBIT B

      The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Polaroid Corporation is filed on behalf of the undersigned.

Dated:  November 24, 2000

                                                Oppenheimer Global Growth and
Income Fund



                                                By:   /s/ Robert G. Zack

                                                      Robert G. Zack
                                                      Assistant Secretary




















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